Exhibit 10.1
UL SOLUTIONS INC.
EXECUTIVE REGULAR AND CHANGE IN CONTROL SEVERANCE PLAN
(Amended and Restated Effective May 20, 2025)
The purpose of this UL Solutions Inc. Executive Regular and Change in Control Severance Plan (the “Plan”) is to encourage certain senior-level executives of UL Solutions Inc., a Delaware corporation (the “Company”), and its Participating Affiliates (together, the Company and its Participating Affiliates, referred to herein as “ULS”) to remain employed with ULS by providing severance protections in the event their employment is terminated under the circumstances described in this Plan. The Plan was originally approved by the Human Capital and Compensation Committee (formerly, the Compensation Committee) of the Company’s Board of Directors (the “Committee”) on February 25, 2020 and was subsequently amended and restated by the Committee effective February 21, 2023. This Plan is now hereby amended and restated effective May 20, 2025 (the “Effective Date”). Participants in this Plan shall be selected in accordance with Section 2.
SECTION 1.Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:
“409A Penalties” shall have the meaning set forth in Section 8.
“AAA” shall have the meaning set forth in Section 7(i).
“Accrued Rights” shall mean the Participant’s earned but unpaid annual base salary, accrued but unused vacation (to the extent ULS’s policies permit or require payment) and any unreimbursed business expenses properly incurred pursuant to ULS’s policies through the Participant’s Termination Date.
“Acceptance Agreement” shall mean the Plan’s Acceptance Agreement attached hereto as Exhibit A.
“Affiliate(s)” shall mean any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that directly or indirectly controls, is controlled by or is under common control with the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract or otherwise.
“Annual Incentive Plan” shall mean the UL Solutions Inc. All Employee Incentive Plan (effective January 1, 2025) (including all exhibits thereto and policies incorporating by reference therein), as such plan or any successor plan thereto is then in effect.

“Base Salary” shall mean the Participant’s annual base salary as in effect immediately prior to such Participant’s Termination Date (excluding the effect of any reduction that constitutes Good Reason).
“Beneficiary” shall mean the Participant’s surviving spouse, or if there is no surviving spouse at the time of the Participant’s death, such Participant’s estate (or such other as may be required by applicable non-U.S. law, as determined by the Committee).
“Board” shall mean the Board of Directors of the Company.
“Cause” shall mean (a) the Participant’s refusal to perform, or disregard of, the Participant’s duties or responsibilities or specific directives of the officer or other executive of ULS to whom the Participant reports; (b) the Participant’s willful, reckless or grossly negligent commission of act(s) or omission(s) which have resulted in or are likely to result in, a loss to, or damage to the reputation of ULS, or that compromise the safety of any employee or other person; (c) the Participant’s act of fraud, embezzlement or theft in connection with the Participant’s duties to ULS or in the course of his or her employment or service, or the Participant’s commission of a felony or any crime involving dishonesty or moral turpitude; (d) the Participant’s material violation of the policies or standards (as in effect from time to time) of, or any statutory or common law duty of loyalty to, ULS; or (e) any material breach by the Participant of any written employment agreement between the Participant and any member of ULS or one or more noncompetition, nonsolicitation, confidentiality or other restrictive covenants to which the Participant is subject.
“Change in Control” shall mean:
(a)    the acquisition by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding equity interests in the Company or the combined voting power of the Company’s then outstanding voting securities;
(b)    the consummation of a reorganization, merger or consolidation of the Company or the sale of all or substantially all of the assets of the Company, in each case with respect to which Persons who held equity interests in the Company immediately prior to such reorganization, merger, consolidation or sale do not immediately thereafter own, directly or indirectly, 50% or more of the combined voting power of the then outstanding securities of the surviving or resulting corporation or other entity; provided, however, that any such transaction consummated in connection with, or for the purpose of facilitating, an initial public offering of the Company’s voting securities pursuant to an effective registration statement under the Exchange Act shall not constitute a Change in Control hereunder; or
(c)    the date that individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), no longer constitute at least a majority of the Board for any reason; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election, was approved either by the vote of at least a majority of (i) the directors then comprising the Incumbent Board or (ii) the combined voting power of the then outstanding securities of the Company then held by Underwriters Laboratories Inc., shall be deemed a member of the Incumbent Board.
“CIC Severance Benefits” shall mean the severance benefits under Section 4.
“CIC Severance Multiple” shall mean 2.0x for a Tier 1 Participant and 1.25x for a Tier 2 Participant.
“CIC Severance Period” shall mean a period of 24 months following the Termination Date for a Tier 1 Participant and a period of 15 months following the Termination Date for a Tier 2 Participant.
“Claimant” shall have the meaning set forth in Section 7(c).
“Class Claims” shall have the meaning set forth in Section 7(i).
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“COBRA Subsidy Period” shall have the meaning set forth in Section 3(c).
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
“Committee” shall have the meaning set forth in the Preamble.
“Company” shall have the meaning set forth in the Preamble.
“Competing Organization” shall have the meaning set forth in Section 9(c).
“Competing Products” shall have the meaning set forth in Section 9(c).
“Confidential Information” shall have the meaning set forth in Section 9(a).
“Disability” shall mean a physical or mental condition that would cause a Participant to be eligible to receive long-term disability benefits under the UL LLC Salary Continuation Benefit component of the UL LLC Welfare Benefits Plan (the “LTD Program”), as in effect from time to time, assuming for purposes of this Plan only that the Participant has otherwise satisfied all applicable eligibility requirements for participation in the LTD Program.
“Effective Date” shall have the meaning set forth in the Preamble.
“Eligible Employee” shall mean a regular full-time salaried employee of ULS who is a member of a select group of management or highly compensated employees of ULS.
“Employment” shall mean employment with any member of ULS.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“Good Reason” shall mean the Participant’s resignation from employment with ULS as a result of one or more of the following reasons, in each case, without the consent of the Participant: (a) the amount of the Participant’s base compensation is materially reduced; (b) ULS materially and adversely changes the Participant’s authority, duties or responsibilities or materially reduces the authority, duties or responsibilities of the supervisor to whom the Participant is required to report (including the requirement that the Participant report to an officer or executive instead of the Board); (c) a material breach by ULS of the terms of any employment agreement between ULS and the Participant; or (d) ULS changes Participant’s place of work to a location more than fifty (50) miles from the Participant’s present place of work; provided, however, that no Good Reason shall exist unless (i) the Participant provides written notice to ULS detailing the specific circumstances alleged to constitute Good Reason within thirty (30) calendar days after the first occurrence of such circumstances, (ii) ULS does not remedy the circumstances alleged to constitute Good Reason within thirty (30) calendar days following receipt of such written notice and (iii) the Participant terminates employment no later than ninety (90) calendar days following the first occurrence of such circumstances. For the avoidance of doubt, the occurrence of a Change in Control shall not itself constitute Good Reason.
“Inventions or Developments” shall have the meaning set forth in Section 9(b).
“LTIP” shall mean the UL Solutions Inc. Long-Term Incentive Plan, as such plan or any successor plan thereto is then in effect.
“Participant” shall mean any employee of ULS selected by the Committee to participate in the Plan in accordance with Section 2 and who is listed on Exhibit C.
“Participating Affiliate” shall mean an Affiliate that is a direct or indirect subsidiary of the Company.
“Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture or other entity or organization.
“Plan” shall have the meaning set forth in the Preamble.
“Protected Contact” shall have the meaning set forth in Section 9(d).
“Protection Period” shall mean the period commencing on the date a Change in Control occurs, if any, and ending on the second anniversary of such date, if any.
“Reduced Amount” shall have the meaning set forth in Section 6.
“Release” shall mean a release reasonably acceptable to ULS and in a form substantially similar to the Confidential Separation Agreement and General Release attached hereto as Exhibit B.

“Restricted Period” shall have the meaning set forth in Section 9(c). “Severance Benefits” shall mean the severance benefits under Section 3.
“Severance Multiple” shall mean 1.75x for a Tier 1 Participant and 1.0x for a Tier 2 Participant.
“Severance Period” shall mean a period of 21 months following the Termination Date for a Tier 1 Participant and a period of 12 months following the Termination Date for a Tier 2 Participant.
“Statutory Severance Pay” shall mean any amounts to be paid to an Eligible Employee by ULS or by a governmental entity because of or in connection with the Eligible Employee’s termination of Employment (including, but not limited to, the Worker Adjustment and Retraining Notification Act (29 U.S.C. 2101 et seq.) or similar federal, state or local law to which the Eligible Employee’s employment is subject (“Applicable Law”), including without limitation, (a) payments made to an Eligible Employee while he or she remains on the payroll as an Employee to satisfy a requirement of Applicable Law to give notice prior to a termination of Employment, except for any such payments made to such Eligible Employee for any period during which he or she actually performs services for ULS; or (b) to the extent such notice is not given, payments made to an Eligible Employee in lieu of such notice to satisfy any financial obligation of ULS arising by its failure to give such notice. Statutory Severance Pay does not constitute Severance Benefits or CIC Severance Benefits pursuant to Section 4 or 5.
“Target Bonus” shall mean the Participant’s target annual incentive bonus compensation under the Annual Incentive Plan for the fiscal year in which the Termination Date occurs.
“Termination Date” shall mean, with respect to any Participant, the effective date of such Participant’s termination of Employment.
“Tier 1 Participant” shall mean an individual who is, at the relevant time, the Chief Executive Officer of the Company.
“Tier 2 Participant” shall mean an individual who is, at the relevant time, a Participant who is not a Tier 1 Participant.
“ULS” shall have the meaning set forth in the Preamble.
SECTION 2.Eligibility and Participation. The Committee shall from time to time select and designate Eligible Employees to participate in this Plan as a Tier 1 Participant or a Tier 2 Participant and/or rescind a prior selection and designation made pursuant to this Section 2, in each case, in the Committee’s sole discretion. An Eligible Employee selected to participate in this Plan shall not become a Participant unless such Eligible Employee executes and delivers an Acceptance Agreement to the Company within thirty (30) calendar days of being notified of his or her selection to participate in this Plan (which period may be extended in the sole discretion of the Committee). A description or list of Eligible Employees selected by the Committee as Participants in the Plan from time to time, their positions and their Tier 1 or 2 designation, is contained in Exhibit C hereto. An Eligible Employee shall not be entitled to receive Severance Benefits under Section 3 or the CIC Severance Benefits under Section 4 unless he or she is a

Participant as of his or her Termination Date. For the avoidance of doubt, the continued participation of each Eligible Employee described or identified in Exhibit C in the event of a change to such Eligible Employee’s position (a) as then expressly listed in Exhibit C, or (b) such that the Eligible Employee’s new position is not among those described or broadly identified in Exhibit C, is subject to the express approval thereof by the Committee.
SECTION 3.Regular Severance Upon a Qualifying Termination. Subject to Sections 5 and 6, if outside of the Protection Period, a Participant’s Employment is involuntarily terminated by ULS other than for Cause, then, in addition to his or her Accrued Rights, the Participant will be entitled to receive the payments and benefits described in this Section 3 (collectively, the “Severance Benefits”):
(a)Cash Severance Pay. An amount equal to the product of (i) the Participant’s Severance Multiple and (ii) the sum of (A) the Participant’s Base Salary and (B) the Participant’s Target Bonus, beginning within 90 days of the Participant’s Termination Date payable in substantially equal installments over the Severance Period (no less frequently than monthly).
(b)Pro-Rata Bonus. If the Participant has been employed for at least six months of the applicable annual performance period, an amount equal to a prorated portion (based on the number of whole months in such performance period during which Participant was employed) of the Participant’s bonus, if any, under the Annual Incentive Plan, for the performance period in which the Termination Date occurs, determined based on actual performance through the completion of the performance period and paid in accordance with the terms of the Annual Incentive Plan when bonuses for such performance period are paid to other participants in the Annual Incentive Plan.
(c)Health and Welfare Benefits Continuation. If the Participant timely elects to receive group health insurance coverage under COBRA following the Termination Date, continued coverage at the same rates payable by active employees (i.e., the applicable premiums payments for such continued COBRA coverage will be shared in the same employer and employee proportion as applicable to active employees) for a period equal to the lesser of (i) the Severance Period and (ii) 18 months following the Participant’s Termination Date (the “COBRA Subsidy Period”); provided, that if the Participant becomes employed with another employer during such period and is eligible to receive group health insurance coverage under such employer’s plans, ULS’s obligations under this Section 3(c) will be reduced to the extent comparable coverage is actually provided to the Participant and the Participant’s covered dependents, and the Participant will report any such coverage in writing to ULS. The Participant will be responsible for paying a share of such premiums at active employee rates as in effect from time to time, and shall be responsible for the full unsubsidized costs of such COBRA coverage after the COBRA Subsidy Period. Participants will be deemed to receive income attributable to the employer-paid portion of such premiums.
(d)LTI Awards. Outstanding long-term incentive awards held by the Participant as of the Termination Date shall be governed by the terms of such award and the LTIP (or other applicable long-term incentive plan).
(e)Outplacement Services. Reasonable senior executive level outplacement services at an outplacement firm of the Company’s choosing for the Severance Period (or, if shorter, for the period from the Termination Date to the Participant’s acceptance of other employment).

If a Participant dies during the Severance Period after a termination under circumstances described in this Section 3, any unpaid amounts payable to Participant under this Section 3 shall be paid to Participant’s Beneficiary. For the avoidance of doubt, a Participant shall not be entitled to Severance Benefits under this Plan if such Participant’s Employment terminates at any time for any reason other than as specifically set forth in Section 3.
SECTION 4.Change in Control Severance Upon a Qualifying Termination. Subject to Sections 5 and 6, if during the Protection Period either ULS terminates the Participant’s Employment other than for Cause or the Participant resigns for Good Reason, then, in addition to his or her Accrued Rights, the Participant will be entitled to receive the payments and benefits described in this Section 4 (collectively, the “CIC Severance Benefits”):
(a)Cash Severance Pay. A lump sum cash payment equal to the product of (i) the Participant’s CIC Severance Multiple and (ii) the sum of (A) the Participant’s Base Salary and (B) the Participant’s Target Bonus payable within 90 days following the Participant’s Termination Date.
(b)Pro-Rata Bonus. An amount equal to a prorated portion (based on the number of whole months in such performance period during which Participant was employed) of the Participant’s bonus, if any, under the Annual Incentive Plan, for the performance period in which the Termination Date occurs, determined based on actual performance through the completion of the performance period and paid in accordance with the terms of the Annual Incentive Plan when bonuses for such performance period are paid to other participants in the Annual Incentive Plan.
(c)Health and Welfare Benefits Continuation. If the Participant timely elects to receive group health insurance coverage under COBRA following the Termination Date, continued coverage at the same rates payable by active employees for the COBRA Subsidy Period (i.e., applicable premiums payments for such continued COBRA coverage will be shared in the same employer and employee proportion as applicable to active employees); provided, that if the Participant becomes employed with another employer during such period and is eligible to receive group health insurance coverage under such employer’s plans, the Company’s obligations under this Section 4(c) will be reduced to the extent comparable coverage is actually provided to the Participant and the Participant’s covered dependents, and the Participant will report any such coverage in writing to the Company. The Participant will be responsible for paying a share of such premiums at active employee rates as in effect from time to time, and shall be responsible for the full unsubsidized costs of such COBRA coverage after the COBRA Subsidy Period. Participants will be deemed to receive income attributable to the employer-paid portion of such premiums.
(d)LTI Awards. Outstanding long-term incentive awards held by the Participant as of the Termination Date shall be governed by the terms of such award and the LTIP (or other applicable long-term incentive plan).
(e)Outplacement Services. Reasonable senior executive level outplacement services at an outplacement firm of the Company’s choosing for the Severance Period (or, if shorter, for the period from the Termination Date to the Participant’s acceptance of other employment).
If a Participant dies during the CIC Severance Period after a termination under circumstances described in this Section 4, any unpaid amounts payable to Participant under this Section 4 shall be paid to Participant’s Beneficiary. For the avoidance of doubt, a Participant shall not be entitled to CIC Severance Benefits under this Plan if such Participant’s Employment terminates at any time for any reason other than as specifically set forth in Section 4.
SECTION 5.Conditions; Release of Claims; Compliance with Restrictive Covenants.
(a)For the avoidance of doubt, a Participant shall not be eligible to receive the Severance Benefits under Section 3 or the CIC Severance Benefits under Section 4 if:
(i)The Participant’s Employment terminates due to any reason other than as set forth in Section 3 or 4, including the Participant’s death or Disability, termination by ULS for Cause, voluntary termination by the Participant other than for Good Reason, and, in the case of Severance Benefits under Section 3, voluntary termination by the Participant for Good Reason;
(ii)The Participant fails to remain employed through his or her last day of Employment as established by ULS and communicated to the Participant (e.g., the Participant dies, retires, quits, resigns or otherwise abandons his or her job on or before the last day of Employment established by ULS), unless the Company approves in writing such earlier termination of Employment;
(iii)The Participant accepts any other position within the Company or with an Affiliate in connection with or following the Participant’s termination of Employment;
(iv)The Participant is offered a comparable position with the Company or an Affiliate on or before his or her Termination Date, regardless of whether the Participant accepts such position; or
(v)The Plan is terminated.
(b)In order for the Participant to receive the Severance Benefits under Section 3 or the CIC Severance Benefits under Section 4, the Participant must (i) execute and deliver a Release and such Release must be effective and irrevocable within 60 days following the Participant’s Termination Date; and (ii) comply with all obligations and restrictive covenants contained in Sections 9 and 11(j) herein (or in any other agreement entered into by the Participant and ULS).
SECTION 6.Code 280G.
Notwithstanding anything to the contrary contained in this Plan, in the event that it shall be (or is subsequently) determined that any payment, benefit or acceleration of vesting by ULS to or for the benefit of the Participant (whether pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code, then the payments and benefits payable to a Participant under this Plan shall be reduced (or appropriately adjusted) to an amount that is one dollar less than the smallest amount that would give rise to such excise tax (the “Reduced Amount”) if and only if such Reduced Amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by the Participant with respect thereto) of the unreduced payments and benefits payable to the Employee. If the payments and benefits payable under this Plan are required to be reduced pursuant to this Section 6, there shall be no discretion in the ordering of the payments payable under this Plan so reduced, and such reductions shall be applied first to the amount of cash severance payments under Sections 3 or 4 (in inverse order of when payments would have been made), and if further reductions are necessary, such reduction shall be applied on a prorated basis to all the other payments and benefits payable under this Plan. For the avoidance of doubt, in no event shall ULS be responsible for any excise taxes payable under Section 4999 of the Code.
SECTION 7.Administration of Plan; Claims Procedure.
(a)General. Except as specifically provided herein, this Plan shall be administered by the Committee. The Committee may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits under this Plan to designated individuals or committees.
(b)Interpretations and Variations. The Committee shall have the duty and authority to interpret and construe, in its sole discretion, the terms of this Plan in regard to all questions of eligibility, the status and rights of Participants, and the manner, time and amount of any payment under this Plan. The Committee or its representative(s) shall decide any issues arising under this Plan, and the decision of the Committee shall be binding and conclusive on Participants and ULS. Any variations from this Plan may be made only by the Committee in its sole discretion. Benefits under this Plan shall be paid only if the Committee decides in its discretion that a Participant or other Person is entitled to them.
(c)Filing a Claim. If a Participant (or Beneficiary) feels he or she has been improperly denied benefits under this Plan, he or she may file a claims for benefits under this Plan (the “Claimant”). Any claim for payment of such benefits shall be signed, dated and submitted to the Company in accordance with Section 11(a). All claims relating to this Plan must be filed within 90 days of the date on which the payment of benefits (in whole or in part) is claimed to have been due or payable, unless the Committee otherwise specifies in writing. The Committee shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after ULS’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Committee to process the claim, the Committee may request additional information and set deadlines for the Claimant to provide that information.
(d)Notice of Initial Determination. The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
(e)Right to Appeal. If a claim for payment of benefits under this Plan made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Committee review the denial, provided that the Claimant files a written request for review with the Committee within 60 days after the date on which the Claimant received written notification of the denial. The Claimant may review or receive copies, upon request and free of charge, any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.
(f)Review of Appeal. In deciding a Claimant’s appeal, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Committee to decide the appeal, the Committee may request additional information and set deadlines for the Claimant to provide that information. Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60-day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).
(g)Notice of Appeal Determination. The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Committee’s decision on review shall be final and binding on all Persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all Persons for all purposes. Any notice and decisions by the Committee under this Section 7 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).
(h)Statute of Limitations. No Claimant may bring any legal action to recover benefits under this Plan until he or she has exhausted the internal administrative claims and appeals process described above. No legal action may be commenced at all, unless commenced no later than one year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one-year statute of limitations on legal claims for all benefits available under this Plan shall apply in any forum (including arbitration) where such legal action is initiated.
(i)Arbitration. A Claimant who has followed the procedures in this Section 7, but who has not obtained full or satisfactory relief on his or her claim for benefits, may, within the applicable statute of limitations in Section 7(h), apply in writing to the Committee for binding arbitration of his or her claim in Chicago, Illinois, before a sole arbitrator selected by mutual agreement of Claimant and ULS, or, if the parties are unable to agree to an arbitrator, under the procedures of the American Arbitration Association (“AAA”). Claimant and ULS agree that any claim, dispute or controversy between Claimant and ULS, whether arising out of or relating to this Plan or otherwise, that has not been resolved in accordance with this Section 7, shall be submitted and resolved by final and binding arbitration administered by the AAA in accordance with its Employment Arbitration Rules and Mediation Procedures then in effect. Any and all claims and disputes shall be brought solely in a party’s individual capacity and not as a claimant or class member (or similar capacity) in any purported multiple-claimant, class, collective, representative, private attorney general or other similar proceeding (“Class Claims”). Claimant and ULS each hereby waives Claimant’s or its respective right to bring, prosecute, participate in or benefit from any such Class Claim, and agrees that no such Class Claim may or shall be brought, asserted or maintained in any forum, including any court or in arbitration. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Seeking any such interim relief shall not be deemed a waiver of either party’s right to compel arbitration. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without ULS’s prior written consent. In any proceeding to enforce the terms of the Plan, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.
SECTION 8.Section 409A.
This Plan is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Participants pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Plan would subject a Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), ULS may amend the terms of this Plan to avoid such 409A Penalties, to the extent possible; provided that in no event shall ULS be responsible for any 409A Penalties that arise in connection with any amounts payable under this Plan. To the extent any amounts under this Plan are payable by reference to a Participant’s “termination of Employment,” such term shall be deemed to refer to a Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Plan, if a Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of such Participant’s separation from service, then to the extent any amount payable to such Participant

(a) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (b) is payable upon such Participant’s separation from service and (c) under the terms of this Plan would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (i) the first business day following the six-month anniversary of the separation from service and (ii) the date of the Participant’s death. Any reimbursement or advancement payable to a Participant pursuant to this Plan or otherwise shall be conditioned on the submission by the Participant of all expense reports reasonably required by ULS under any applicable expense reimbursement policy, and shall be paid to the Participant within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Plan or otherwise shall not be subject to liquidation or exchange for any other benefit.
SECTION 9.Covenants. Each Participant acknowledges that as a condition of and in consideration for eligibility to participate in the Plan and receive benefits hereunder, the Participant must agree to be bound by the restrictive covenants contained in this Section 9.
(a)Confidential Information. Subject to Section 11(m) below, the Participant will not, at any time during Employment or thereafter, make use of or disclose, directly or indirectly, or take any action which may result in the use or disclosure of, to any Person, other than ULS, (i) the terms of this Plan, (ii) any trade secret or confidential or other information of ULS or its customers that is not generally known to the public, or (iii) other confidential competitive, pricing, marketing, technical, business, proprietary or financial information relating or belonging to ULS or its customers, in each case, that the Participant obtained as a result of Participant’s Employment or association with ULS, in each case, whether in hard copy, electronic format, in the Participant’s head or derivations thereof or any copy or notes made from any item embodying such information (collectively, “Confidential Information”), except to the extent that such Confidential Information (A) is used by the Participant in the proper performance of the Participant’s job duties for ULS, (B) is disclosed by the Participant to the Participant’s legal counsel in connection with legal services performed for the Participant by such counsel, provided that such disclosure is made on a confidential basis, (C) is or becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission by the Participant outside the proper performance of the Participant’s job duties for ULS or breach by another Person of some other obligation of which the Participant is aware, or (D) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Participant first promptly notifies ULS of any such legal requirement to allow ULS to seek appropriate protection prior to disclosure. Immediately upon demand or promptly following the Participant’s termination by either party for any or no reason, the Participant will return to ULS all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Participant may then possess or have under the Participant’s control (together with all copies thereof).
(b)Assignment of Inventions. The Participant shall assign and convey all right, title, and interest in and to any and all Inventions or Developments (as defined below) to ULS. The Participant shall cooperate to the extent requested by ULS to formalize any assignments, applications or other documents necessary to assist ULS in seeking or enforcing any intellectual property related to any Inventions or Developments (as defined below). For the avoidance of doubt, ULS owns the sole and exclusive right, title and interest in and to any and all Inventions or Developments (as defined below), including without limitation any and all source code or other intellectual property and further including without limitation all copyrights, trademarks, service marks, trade names, slogans, patents, ideas, designs, concepts and other proprietary rights. As used in this Plan, “Inventions or Developments” means (i) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that the Participant conceives, creates, develops, discovers, makes, acquires or reduces to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of the Participant’s Employment by ULS and that relate to ULS or its respective businesses, or to ULS’s actual or demonstrably anticipated research or development, (ii) any inventions, developments, improvements, trade secrets, ideas or original works of authorship that the Participant conceives, creates, develops, discovers, makes, acquires or reduces to practice in whole or in part, either solely or jointly with another or others, during or pursuant to the course of the Participant’s Employment with ULS and that are made through the use of any ULS equipment, facilities, supplies, trade secrets or time, or that result from any work performed for ULS, and (iii) any part or aspect of any of the foregoing. ULS’s right, title and interest in and to the Inventions or Developments includes without limitation the sole and exclusive right to secure and own copyrights and maintain renewals throughout the world, and the right to modify and create derivative works of or from the Inventions or Developments without any payment of any kind to the Participant. The Inventions or Developments shall be “work made for hire” as that term is defined in the copyright laws of the United States, and not works of joint ownership. At the request of ULS, the Participant will promptly and fully disclose to ULS all Inventions or Developments, whether or not they are patentable, copyrightable or subject to trade secret protection. Notwithstanding the foregoing, any right of ULS or assignment by the Participant as provided in this Section 9(b) shall not apply to any Inventions or Developments for which no equipment, supplies, facility or trade secret information of ULS were used and which were developed entirely on the Participant’s own time, unless (A) the Inventions or Developments relate to the business conducted by ULS or the actual or demonstrably anticipated research or development of ULS or (B) the Inventions or Developments result from any work performed by the Participant for ULS.
(c)Non-Compete. During the Participant’s Employment with ULS, and for a period equal to (i) one (1) year following the Participant’s Termination Date if the Participant is not entitled to or receiving payments or benefits under this Plan or (ii) if the Participant is entitled to or receiving payments or benefits under this Plan, the CIC Severance Period or the Severance Period (as applicable), (the period in clause (i) or (ii), as applicable, the “Restricted Period”), the Participant will not in any manner, directly or indirectly, through any Person, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any Person or otherwise, (A) engage or be engaged, or assist any other Person in engaging or being engaged, in a Competing Organization (defined below), or (B) perform services or provide products involving a Competing Organization to any Person in a capacity that is competitive with ULS, in each case, in any geographic area, both within and without the United States, in which any member of ULS is currently and was conducting such business at the Participant’s Termination Date (the “Territory”). “Competing Organization” means Persons, including the Participant, engaged in currently or within the 12-month period prior to the Participant’s Termination Date, or about to become engaged in, research, development, production, distribution, marketing, providing or selling of Competing Products in any of the geographic areas in which ULS does business. “Competing Products” means products, processes, or services of any Person other than ULS, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes, or services with which the Participant worked during the last three years of the Participant’s Employment or about which the Participant possesses Confidential Information through the Participant’s work with ULS.
(d)Non-Solicit. During the Restricted Period, the Participant will not in any manner, directly or indirectly: (i) induce, solicit, or attempt to persuade any employee or other agent of ULS to terminate or abandon his or her or its employment or other relationship with ULS for any purpose whatsoever; (ii) hire, employ, or offer employment to any person with whom the Participant worked, managed, or oversaw, directly or indirectly, during the last three years of the Participant’s employment with ULS, or about whom the Participant possesses Confidential Information through the Participant’s work with ULS, who is currently, or was within the 90-day period preceding the conduct in question, employed by or engaged as an exclusive consultant to ULS; or (iii) induce, solicit, service, contact, divert, take away or interfere with, or aid in the solicitation, servicing, contacting, diverting, taking away or interfering with, any Protected Contact for the purpose of (A) performing services in competition with ULS as restricted in Section 9(c) above, (B) inducing any such Protected Contact to cancel, transfer, or cease doing business in whole or in part with ULS, or (C) inducing any such Protected Contact to do business with any Competing Organization or in any way interfere with its relationship with ULS. “Protected Contact” as used herein means any current or prospective client, investor, partner, or other business relationship of ULS (I) with whom the Participant had contact or dealings on behalf of ULS or for whom the Participant had direct or indirect responsibility, in all cases during the 12-month period immediately preceding the Participant’s Termination Date, and/or (II) about whom the Participant had access to or possessed Confidential Information during the Participant’s Employment.
(e)Non-Disparagement. Subject to Section 11(m) below, during the Participant’s Employment and thereafter, the Participant shall not engage in conduct or make any statements or representations to any third parties, verbal or otherwise, that in any way disparages, defames, libels, slanders or otherwise damages the professional or personal reputation, goodwill, or standing in the community of ULS, or any of their past or present officers, directors, trustees, or employees.
(f)Use of Name; Affiliation. The Participant will not, after the Termination Date, whether directly or indirectly, use in connection with any business, any name that includes the name “UL Solutions”, the name of any member of ULS or the name of any other Affiliate of the Company, or any colorable imitation of such names. The Participant shall not represent him- or herself or permit him- or herself to be held out as being in any way connected with or interested in the business of ULS or any of its Affiliates, and the Participant shall take such steps as are necessary to comply with these obligations (including, but not limited to, amending the Participant’s social media profiles), provided that such steps are not inconsistent with any ongoing obligations under any other agreement with ULS.
(g)Disclosures. For one year after the Participant’s Termination Date, the Participant shall (i) disclose a complete and accurate copy of the restrictions set forth in this Section 9 to any prospective employer prior to accepting employment, and (ii) inform ULS, upon accepting new employment, of the identity of the Participant’s new employer and of the Participant’s job title and responsibilities with such new employer.

(h)No Restriction. Nothing in this Section 9 shall prohibit the Participant from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Participant does not have any active participation in the business of such firm, corporation or enterprise.
(i)Extension; Modification. If the Participant violates any of the terms of this Section, the Restricted Period shall be extended by a period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated. If, at any time of enforcement of this Section 9, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the Participant and ULS hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
(j)Remedies. The Participant and ULS acknowledge that the services Participant is to perform during his or her Employment are unique and extraordinary and that the Participant will have access to highly proprietary trade secrets and other Confidential Information upon which ULS’s business plans and competitive advantages are based. As such, it is mutually agreed that ULS will suffer from immediate and irreparable harm and have no adequate remedy at law for violations or breaches of Section 9 and that the damages resulting from any such violation or breach are not readily ascertainable in monetary terms. Therefore, in the event of any such violation or breach, or threatened violation or breach, by the Participant, ULS will be entitled to obtain equitable relief, by way of injunction or otherwise, in addition to any other remedies at law.
(k)Breach of Covenants. If a Participant breaches any of the covenants, including any non-competition, non-solicitation, non-disparagement or confidentiality covenants, contained in this Section 9, or obligations hereunder, including those contained in Section 11(j), (i) the Participant’s entitlement to Severance Benefits or CIC Severance Benefits shall be null and void, (ii) the Participant’s rights to receive or continue to receive Severance Benefits or CIC Severance Benefits shall thereupon cease, and (iii) the Participant shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, the Participant under this Plan. The foregoing shall not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief.
SECTION 10.Offset; No Mitigation.
(a)To the extent permitted by Section 409A of the Code, the amount of a Participant’s payments under this Plan shall be reduced to the extent necessary to defray amounts owed by the Participant due to unused expense account balances, overpayment of salary, awards or bonuses, advances or loans.
(b)In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, such amounts shall not be reduced whether or not the Participant obtains other employment, except as otherwise expressly provided herein.

(c)Notwithstanding any provision of the Plan to the contrary, if a Participant qualifies for Statutory Severance Pay and would otherwise also be entitled to Severance Benefits or CIC Severance Benefits pursuant to Section 4 or 5, the amount of Severance Benefits or CIC Severance Benefits to which such Employee would otherwise be entitled will be reduced:
(i)In the case of Severance Benefits payable in substantially equal installments, by the aggregate amount of Statutory Severance Pay paid to the Participant for the period covered by an installment; provided, however, where the Participant receives Statutory Severance Pay other than in regular installments (such as in a lump sum), the Statutory Severance Pay, for purposes of the reduction provided by this Section 10(c), will be deemed to have been paid in an amount equal to the Participant’s Base Salary, as determined by ULS, for each installment period until the aggregate of such deemed payments equals the aggregate Statutory Severance Pay paid to the Participant; or
(ii)In the case of Severance Benefits or CIC Severance Benefits payable other than in substantially equal installments (e.g., in the form of a lump sum), by the aggregate amount of Statutory Severance Pay paid to the Employee and such reduction will be dollar-for-dollar against the first dollars of Severance Benefits or CIC Severance Benefits that otherwise would have been paid, but for this reduction.
SECTION 11.Miscellaneous.
(a)Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company or ULS:    UL Solutions Inc.
Attn: Chief Legal Officer
333 Pfingsten Road
Northbrook, Illinois 60062
If to a Participant:    At the most recent address
on file with the Company
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
(b)Governing Law. This Plan will be deemed to be made in the state of Illinois and, to the extent not preempted by Federal law, the validity, interpretation, construction and performance of this Plan in all respects will be governed by the laws of the state of Illinois without regard to its principles of conflicts of law.
(c)No Waiver. The failure of ULS or a Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered to be a waiver of the rights of ULS or such Participant nor deprive ULS or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan. No failure or delay by ULS or any Participant in (a) giving notice of any breach to the other, (b) requiring compliance with a provision of this Plan or (c) exercising any other right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(d)Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Plan is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Plan, and all other provisions shall remain in full force and effect.
(e)Withholding of Taxes and Other Employee Deductions. ULS may withhold, or cause to be withheld, from any benefits and payments made pursuant to this Plan all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to ULS’s employees generally. ULS may also set-off and deduct from any benefits and payments hereunder any unpaid credit card balances charged on ULS credit cards or invoiced to ULS for employee expenses and any other outstanding employee loans or debts to ULS, subject to applicable law.
(f)Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
(g)Interpretations. For purposes of this Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
(h)Successors. This Plan shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any Person which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise and the Company shall require any such acquirer or successor to assume this Plan and the obligations and liabilities contemplated hereunder, including, but not limited to the amendment and termination obligations contemplated under Section 11(l). Participants’ rights, benefits and obligations under this Plan are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.
(i)Non-Duplication. The Severance Benefits and CIC Severance Benefits provided under this Plan are not intended to result in any duplicative benefits to a Participant and this Plan shall be administered accordingly. Accordingly, the Committee, in good faith, shall exercise its discretion and to the extent permitted under applicable law, equitably offset against a Participant’s severance benefits under this Plan against any Statutory Severance Pay or other severance, termination, or similar benefits payable to a Participant by the Company or amounts paid to comply with, or satisfy liability under Applicable Law, including, but not limited to, any law requiring payments in connection with any termination of Employment, plant shutdown, workforce reduction, paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability. For the avoidance of doubt, a Participant shall not be entitled to benefits under both this Plan and any other severance program for which the Participant otherwise would have been eligible or agreement providing for severance benefits to which the Participant is subject through ULS.
(j)Deemed Resignations. Any termination of a Participant’s Employment shall constitute an automatic resignation of such Participant as an officer of the Company and each Affiliate of the Company, an automatic resignation from the board of directors (or similar governing body), as applicable, of the Company and each Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s or such Affiliate’s designee or other representative. The Participant agrees to cooperate with ULS as reasonably required and requested by ULS in order to effectuate Participant’s resignation(s) in accordance with this Section 11(j).
(k)No Guarantee of Employment. This Plan shall not be construed as creating any contract of Employment between ULS, on the one hand, and any Participant, on the other hand, nor shall this Plan be construed as restricting in any way the rights of ULS to terminate the Employment of any Participant at any time and for any reason subject, however, to any rights of a Participant under this Plan.
(l)Amendment and Termination of this Plan. Except as specifically provided in Section 8, the Committee may amend, modify or terminate this Plan at any time; provided, however, that (i) no such amendment or modification that materially reduces the rights of a Participant hereunder will be effective until six months following Committee approval of such amendment or modification, (ii) the Committee may not amend, modify or terminate this Plan following the execution by the Company of a letter of intent containing an exclusivity provision, definitive purchase or sale agreement or substantially similar document, in each case, associated with a Change in Control but before a Change in Control occurs, which prohibition expires if no Change in Control occurs within six months following such execution, and (iii) the Committee may not amend, modify or terminate this Plan during the Protection Period without an impacted Participant’s written consent. For the avoidance of doubt, a Participation’s participation in this Plan shall terminate upon the earliest to occur of (A) the date of termination of the Participant’s Employment by ULS if no benefits are payable under the Plan, (B) the date ULS satisfies its obligation, if any, to make payments and provide benefits to the Participant pursuant to the Plan, and (C) termination of the Plan in accordance with this Section 11(l) prior to the date the Participant terminates Employment with ULS.
(m)No Interference; Defend Trade Secrets Act. Notwithstanding any other provision of this Plan, nothing in this Plan shall prohibit the Participant from confidentially or otherwise (without informing any member of ULS) communicating or filing a charge or complaint with a federal, state, local or other governmental agency or regulatory (including self-regulatory) entity including concerning alleged or suspected criminal conduct or unlawful employment practices; participating in a governmental agency or regulatory entity investigation or proceeding; giving truthful testimony, statements, or disclosures to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law (including any regulation or legal process); or requesting or receiving confidential legal advice (at the Participant’s own expense). However, nothing herein limits or waives UL’s right to seek arbitration or dismissal (pursuant to Section 7(i) above or otherwise) of any claim or dispute, if any, brought by or on behalf of the Participant in any court. In accordance with the Defend Trade Secrets Act of 2016, (i) the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if the Participant files a lawsuit for retaliation by ULS for reporting a suspected violation of law, the Participant may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
SECTION 12.Survival. The provisions of this Plan shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan, the termination of a Participant’s Employment for any reason or any settlement of the financial rights and obligations arising from such Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.

EXHIBIT A
UL SOLUTIONS INC. EXECUTIVE REGULAR AND CHANGE IN CONTROL
SEVERANCE PLAN ACCEPTANCE AGREEMENT
This Acceptance Agreement (this “Acceptance Agreement”) is entered into as of _________, 20[___] between UL Solutions Inc., a Delaware corporation (formerly known as UL Inc. and referred to hereinafter as the “Company”), and ______________ (the “Executive”).
WHEREAS, the Human Capital and Compensation Committee of the Company’s Board of Directors (the “Committee”) has adopted the UL Solutions Inc. Executive Regular and Change in Control Severance Plan (the “Plan”), amended and restated effective as of May 20, 2025, to provide certain benefits to participants upon a qualifying termination of employment as contemplated under the Plan;
WHEREAS, the Committee has decided to offer the Executive the opportunity to participate in the Plan, subject to the terms of this Acceptance Agreement; and
WHEREAS, as a condition of eligibility to participate in the Plan, the Executive must agree to enter into this Acceptance Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.Plan. The terms of the Plan, as amended and restated, are specifically incorporated herein as a part of this Acceptance Agreement.
2.Definitions. The capitalized terms used but not defined in this Acceptance Agreement shall have the meaning set forth in the Plan.
3.Acknowledgment and Acceptance of Plan. By signing this Acceptance Agreement, the Executive hereby acknowledges, understands, and agrees that the Executive has read and understands the terms and effect of the Plan and this Acceptance Agreement and the Executive knowingly and voluntarily, in exchange for consideration in addition to anything of value to which the Executive already is entitled, agrees to participate in the Plan, as in effect on the date of this Acceptance Agreement and as may be subsequently amended and restated, including without limitation the restrictive covenants and obligations set forth in Sections 9 and 11(j) of the Plan. The Executive further acknowledges that (a) the Executive has had an opportunity to consult with counsel and a sufficient period of time in which to consider whether to sign this Acceptance Agreement, (b) the Committee, in its sole discretion, may rescind its selection and designation of the Executive as eligible to participate in the Plan in accordance with Section 2 thereof, and (c) the Committee, in its sole discretion, may amend, modify or terminate the Plan without the Participant’s consent in accordance with Section 11(l) thereof.
4.Counterparts. This Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
Exhibit A-1

5.Adequacy of Consideration. The Executive acknowledges and agrees that eligibility to receive the Severance Benefits or CIC Severance Benefits under the Plan and continued employment are good and valuable consideration for being subject to the terms of the Plan (including the restrictive covenants contained in the Plan) and this Acceptance Agreement.
IN WITNESS WHEREOF, the parties have executed this Acceptance Agreement as of the ____ day of ___________, 20__.

UL SOLUTIONS INC. By: Name: Title:
EXECUTIVE

Name:

Exhibit A-2

EXHIBIT B
[Redacted]
Exhibit B-1

EXHIBIT C
PARTICIPANTS
(as of May 20, 2025)
Tier I
Chief Executive Officer (CEO)
Tier II
Each Eligible Employee with a title of Executive Vice President (and, for the avoidance of doubt, excluding the CEO), but only to the extent that such Eligible Employee remains an Executive Vice President.
317673808v.2

Exhibit C-1